Exhibit 10.3

SEVERANCE AND RELEASE AGREEMENT

THIS AGREEMENT is made and entered into as of this the 31st day of July 2008, by and between James Orchard (hereinafter “Orchard”) and Noble International, Ltd. and any and all of its subsidiaries and affiliates (hereinafter referred to collectively as “Noble”).

AGREEMENT

WHEREAS, Orchard and Noble agree that it would be in their best interests to sever their employment relationship;

WHEREAS, Orchard and Noble have met and reached a full agreement and understanding concerning the severance of their employment relationship;

WHEREAS, this Severance and Release Agreement is intended to set forth, and does set forth, all terms and conditions of Orchard’s termination of employment.

NOW, THEREFORE, the parties to this Agreement have mutually and voluntarily agreed to resolve their disputes in sole consideration for the promises and covenants set forth as follows:

1. Upon the execution of this Agreement by the parties, Orchard voluntarily resigns from his employment with Noble effective July 31, 2008. Noble will not oppose efforts by Orchard to receive unemployment compensation.

2. Noble agrees to pay Orchard severance in the total aggregate amount of Eighty Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($83,333.33). All amounts payable hereunder are subject to deductions appropriate for salary or bonus, as applicable, for local, state, federal or FICA taxes, as applicable, by Noble, upon execution of this Agreement. In no event shall Orchard be entitled to receive any other sums or amounts from Noble, including any other vacation, bonus or other payments.

3. From July 31, 2008 through September 30, 2008, Noble shall pay Orchard’s currently elected health care (medical, prescription, dental & vision) coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

Orchard must comply with the requirements of the COBRA provider in order to qualify for COBRA coverage. After September 30, 2008, Orchard shall retain the right to continued health care coverage at his own cost pursuant to COBRA.

4. Subject to Section 3, all benefits (including medical, prescription, dental and vision coverage as well as any car allowance or payment of any other fringe benefit) shall expire as of July 31, 2008.

5. The parties agree that said severance constitutes consideration paid to Orchard in exchange for his agreement to cooperate with Noble as reasonably requested in the transition of his former duties at Noble and for his release of Noble from liability for all damages claimable by Orchard under any federal or state statutes, constitutions, or state common law tort or contract doctrines. Orchard agrees that if contacted by Noble, for information relating to business operations or other matters, he will be responsive, cooperative and, if necessary, make himself available (at a time reasonably convenient to Orchard).

6. Orchard, on behalf of himself, his agents, representatives, executors, heirs, administrators, assigns and all those acting on his behalf, agrees to release, acquit, and forever discharge Noble, its agents, employees, officers, directors, subsidiaries and related or controlled entities, affiliates, parent, shareholders, representatives, executors, heirs, administrators, successors, and assigns from any and all claims and causes of action, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, which he ever had or now has against Noble, including but not limited to all claims and/or causes of action in any way related to Orchard’s hire, employment or separation from employment, including, but not limited to, any claims of discrimination, breach of contract, actual and/or constructive discharge, retaliation or defamation. This release also includes, but is not limited to, any claims under the Age Discrimination in Employment Act, 29 USC 626 (f) (1991), which prohibits discrimination on the basis of age.

7. The parties acknowledge that they may in the future discover facts different from or in addition to those which they now know or believe to be true with respect to the matters which are the subject of this Agreement and agree that this Agreement shall remain in effect in all respects, notwithstanding the discovery or existence of different or additional facts. The parties intend this Agreement to release fully, finally and forever the claims described in Section 6 and to further this intention the parties agree that this Settlement and Release Agreement shall remain in effect and enforceable as full and complete release of claims, notwithstanding the discovery or existence of different or additional facts relevant to those claims.

8. In entering into this Severance and Release Agreement, each party warrants that they or it have done so voluntarily and of their own accord without reliance on any inducement, promise or representation by any other party except those which are expressly set forth in this Agreement.

9. In consideration of the recitals and the mutual agreements contained herein Orchard acknowledges that he remains obligated to keep confidential and not disclose or use, directly or indirectly, on his own behalf or on behalf of any other person or business entity, including any current or former employee of Noble or any of its affiliates, any Confidential Information obtained through his employment. “Confidential Information” is defined as oral or written, financial, technical and other information concerning the business affairs and potential or proposed business affairs of Noble including, but not limited to the property, business, financing, marketing, business methods, sales, technology, litigation, processes, procedures, plans, projections, strategy, business developments, trade secrets, proprietary information, service capabilities, potential transactions, engagements, customers and methods of Noble and/or its parent and affiliated entities. Orchard acknowledges that a breach or threatened breach of this or any other provision will result in Noble suffering irreparable harm that cannot be calculated or a breach or fully or adequately compensated by recovery of damages alone. Accordingly, Noble is entitled to money damages, withholding or return of payments hereunder and/or equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies in the event of any breach of this or any of the other of the provisions of this agreement, in addition to all other remedies which may be available to Noble.

10. In the event that Orchard is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process) to disclose any trade secrets, confidential or proprietary information, it is agreed that Orchard will provide Noble with prompt notice of any such request or requirement (written if practical) so that Noble may seek an appropriate protective order or waive Orchard’s compliance with the provisions of this agreement. In any event, Orchard will not oppose action by Noble to obtain appropriate protective order or other relief.

11. For the period commencing on July 31, 2008 and ending on July 30, 2009 Orchard shall not, without Noble’s prior written consent (i) own, manage, operate, control, or participate in the ownership, management, operation or control of, or be connected, directly or indirectly, as proprietor, partner, stockholder (other than ownership of not more than 5% of any class of securities of a publicly traded entity which engages in a Competing Activity, as defined herein), director, officer, executive, employee, agent, advisor, creditor, consultant, independent contractor, joint venturer, investor or in any other capacity or manner whatsoever, with any entity that engages in any business which competes with the business of Noble as conducted or which Noble can demonstrate was specifically contemplated to be conducted as of the date of this Agreement, including roll-forming of products and laser welding of tailored blanks for the automotive industry (collectively, the “Competing Activity”), (ii) directly or indirectly as proprietor, partner, stockholder, director, officer, executive, employee, agent, advisor, creditor, consultant, joint venturer, investor or in any other capacity or manner whatsoever, solicit any person employed by Noble or its subsidiaries (provided however that nothing contained herein shall preclude Orchard from employing any person who responds to a general bona fide advertising campaign such as in a newspaper, trade magazine or recruiting service); or (iii) directly or indirectly as proprietor, partner, stockholder, director, officer, executive, employee, agent, advisor, creditor, consultant, independent contractor, joint venturer, investor or in any other capacity or manner whatsoever, solicit directly or indirectly any customers or accounts of the Noble.

12. In the event that any legal action is commenced by any party to seek enforcement of this Severance and Release Agreement or damages for its breach, the prevailing party shall be entitled to recover its costs and reasonable attorney fees incurred in connection with that action. Where specific provision for attorney fees is contained herein, those provisions shall be controlling.

13. Orchard and Noble agree that this Severance and Release Agreement represents the entire agreement between them. There are no other written or oral agreements between the parties.

14. No waiver, modification or amendment of any term, condition or provision of this Severance and Release Agreement shall be valid or have any force or effect unless made in writing and signed by the parties.

15. Orchard acknowledges that he has read this Severance and Release Agreement and that he understands the contents and the meaning and effect thereof. Orchard acknowledges that he was encouraged to discuss the Agreement with an attorney and that he has signed this Agreement voluntarily without any duress or coercion. Each party shall bear its own costs and attorneys fees.

16. Orchard acknowledges that he has been given at least 21 days in which to consider this Agreement before its execution.

17. Orchard understands that this Agreement will not be effective or enforceable for seven days following the date of his signature below and during this time only, Orchard may revoke the Agreement. Any revocation must be in writing, signed by Orchard, and delivered or mailed to Andrew J. Tavi, 840 West Long Lake Road, Suite 601, Troy, Michigan 48098, so as to arrive within seven days of the date Orchard signed this Agreement.

18. This Agreement is made and entered into in the State of Michigan and shall be interpreted, enforced and governed under the law of that State. Any action or proceeding relating to or arising out of this Agreement shall be brought and maintained in the Oakland County Circuit Court and the parties hereby submit to the exclusive jurisdiction of such court and stipulate that such forum is convenient to the parties for the purpose of trial of such action or proceeding.

19. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect or invalidate any other covenant, condition or other provision contained in this Agreement. This Agreement has been drafted by each party

20. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

/s/ James C. Orchard	July 31, 2008
James Orchard	Date

NOBLE INTERNATIONAL, LTD.

/s/ Andrew J. Tavi
BY:	Andrew J. Tavi
ITS:	Vice President and Secretary

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